FOR IMMEDIATE RELEASE

iSIGN APPOINTS MIKE ENGMANN AS PRESIDENT & COO

SAN JOSE, CA, May 11, 2017 – iSign Solutions Inc. (“iSIGN”) (OTCQB: ISGN), a leading supplier of electronic signature and other software solutions enabling secure and cost-effective management of document-based digital transactions, today announced that its Board of Directors has appointed Michael Engmann to serve as president and chief operating officer of iSIGN, effective as of May 15, 2017. Mr. Engmann currently is co-chairman of iSIGN’s board of directors and is a long-term shareholder of the company.

“Mike has been a champion for iSIGN for over a decade and is a committed shareholder of the company,” said Philip Sassower, co-chairman and chief executive officer for iSIGN. “Because of his significant financial stake in iSIGN, Mike’s appointment as president and COO reflects the great alignment that exists between iSIGN’s interests and the value creation interests of all iSIGN shareholders. Mike brings an intimate knowledge of the company, its people, technologies, development strengths and go-to-market priorities. As a long-time resident of San Francisco and an active and successful member of its financial community, Mike’s leadership, perspectives, experience and other contributions will be invaluable to the Company.”

“Mike succeeds William Keiper, who has served as president and chief executive officer of iSIGN since 2011,” continued Mr. Sassower. “Will’s contributions to iSIGN’s strategic and software development direction, go-to-market strategies and effective cost management, have been outstanding. On behalf of our board and the iSIGN team, I thank him for his service and wish him the best in all of his future endeavors.”

ABOUT MIKE ENGMANN

Mike Engmann was appointed as a Director and Co-Chairman in October 2015 and has been a significant investor and long-time supporter of iSIGN. Mike has approximately 40 years’ experience in building successful financial service companies. Mike began his career as a trader and was one of the pioneer market-makers in the Pacific Stock Exchange’s options program. He founded Sage Clearing Corporation, a cutting-edge stock and options clearing company for professional traders sold to ABN Amro Inc. in 1997, Preferred Trade, Inc., a broker-dealer providing research and trade execution services sold to Fimat in May 2005, and Revere Data LLC, a global financial and market data company sold to Factset in 2013.

ABOUT iSIGN

iSIGN (formerly known as Communication Intelligence Corporation or CIC) is a leading provider of digital transaction management (DTM) software enabling fully digital (paperless) business processes. iSIGN’s solutions encompass a wide array of functionality and services, including electronic signatures, simple-to-complex workflow management and various options for biometric authentication. These solutions are available across virtually all enterprise, desktop and mobile environments as a seamlessly integrated software platform for both ad-hoc and fully automated transactions. iSIGN’s software platform can be deployed both on-premise and as a cloud-based service, with the ability to easily transition between deployment models. iSIGN is headquartered in Silicon Valley. For more information, please visit our website at www.isignnow.com. iSIGN’s logo is a trademark of iSIGN.

2025 gateway place | suite 485 | san jose | ca 95110 | usa | +1.650.802.7888 t

FORWARD LOOKING STATEMENTS

Certain statements contained in this press release, including without limitation, statements containing the words “believes”, “anticipates”, “hopes”, “intends”, “expects”, and other words of similar import, constitute “forward looking” statements within the meaning of the Private Litigation Reform Act of 1995. Such statements involve known and unknown risks, uncertainties and other factors, which may cause actual events to differ materially from expectations. Such factors include the following (1) technological, engineering, quality control or other circumstances which could delay the sale or shipment of products containing the company’s technology; (2) economic, business, market and competitive conditions in the software industry and technological innovations which could affect customer purchases of the company’s solutions; (3) the company’s inability to protect its trade secrets or other proprietary rights, operate without infringing upon the proprietary rights of others or prevent others from infringing on the proprietary rights of the company; and (4) general economic and business conditions.

Contact Information:

iSIGN

Andrea Goren

Chief Financial Officer

+1.646.763.8363

agoren@isignnow.com

2025 gateway place | suite 485 | san jose | ca 95110 | usa | +1.650.802.7888 t